Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2011
LAUREL, Miss. (February 24, 2011) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first fiscal quarter ended January 31, 2011.
Overview
     Net sales for the first quarter of fiscal 2011 were $427.7million compared with $420.1 million for the same period a year ago. For the quarter, the company had a net loss of $33.6 million, or $1.52 per share, compared with net income of $15.8 million, or $0.75 per share, for the first quarter of fiscal 2010. The Company’s results for the first quarter of fiscal 2011 include a charge of $22.3 million, before income taxes, to reduce the value of live inventory from cost to market. Excluding this adjustment, the net loss for the first quarter of fiscal 2011 was $19.2 million, or $0.87 per share.
     “The results for the first quarter of fiscal 2011 were influenced by a number of factors,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Overall, we experienced lower poultry market prices than the same period a year ago, primarily due to an oversupply of chicken during the first quarter of fiscal 2011. While retail demand for chicken has remained steady, we have continued to see weak food service demand, and we expect this trend will remain until the national unemployment rate improves. Consumers are simply not dining out as frequently and restaurant traffic has remained under pressure. We also experienced a significant increase in feed costs during the quarter, compared with a year ago, and this affected our profitability.”
     According to Sanderson, market prices for poultry products were mixed during the first quarter of fiscal 2011 compared with the same period of fiscal 2010, but were lower overall. A simple average of the Georgia dock price for whole chickens was approximately 3.5 percent higher in the Company’s first fiscal quarter compared with the same period in 2010. Boneless breast meat prices during the quarter were approximately 3.1 percent lower than the prior-year period. The average market price for bulk leg quarters increased approximately 2.8 percent for the quarter compared with the same period last year, primarily due to higher export demand than a year ago. Jumbo wing prices, which averaged $1.00 per pound, were down 36.6 percent compared with an average of $1.57 per pound a year ago. Prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 42.9 percent and 4.4 percent, respectively, compared with the first quarter of fiscal 2010. These price increases reflect lower yields of both corn and soybeans during the 2010 crop year and uncertainty regarding the size and quality of the 2011 crop.
-MORE-

Sanderson Farms Reports Results for First Quarter of Fiscal 2011

February 24, 2011
Inventory Adjustment
     The Company recorded an adjustment to value its live broilers at January 31, 2011, at market value rather than at cost. The Company records the value of its inventory at the lower of cost or market value. When market conditions are favorable, the Company values its live broiler inventory on hand at cost, and accumulates costs as the birds are grown to a marketable age subsequent to the balance sheet date. Because market prices for corn and soybean meal have increased substantially since October 31, 2010, the projected cost to complete, process and sell broilers included in live inventory at January 31, 2011, is expected to exceed the market value for the finished product.
     As a result of the adjustment described above, inventories of live poultry were only $1.8 million higher at January 31, 2011, as compared to October 31, 2010, despite having fewer units of inventory of live broilers at October 31, 2010, in anticipation of the holiday season when demand for chicken is historically at its lowest point in the year, and having additional units of live poultry in inventory at January 31, 2011, at the new complex in Kinston and Lenoir County, North Carolina. In addition to more units in inventory, the cost of live poultry in inventory was higher at January 31, 2011, because of higher grain costs, which are accumulated in live inventory until the chickens that have consumed that grain are processed. These higher costs resulted in a cost value exceeding the expected market price at which the Company expects to sell the chickens when they are eventually processed and sold.
North Carolina Projects
     “While market conditions have been challenging, we are pleased with the successful start-up of our new Kinston, North Carolina, facility,” Sanderson continued. “This project was completed on time and on budget, and, as planned, we began processing chickens in Kinston in January 2011. At full capacity, which is expected to be reached early during calendar 2012, the Kinston complex will employ approximately 1,500 people and will be equipped to process and sell 6.7 million pounds per week of dressed poultry meat. We look forward to the new marketing opportunities the Kinston plant will provide for Sanderson Farms as we embark on our next phase of growth in fiscal 2011.”
     In addition to the Kinston facility, the Company previously announced its intention to develop and construct a second North Carolina complex during fiscal 2011. While the Company continues to evaluate various alternatives for a suitable location, management has determined it is in the best interest of Sanderson Farms and its shareholders to delay construction of this project. In light of escalating prices for feed grains and the very tight supply of corn in particular, the Company believes it prudent to delay construction of the second North Carolina facility until management has better visibility around the 2011 feed grain crops in the United States. While the Company’s balance sheet is strong and it remains committed to the second North Carolina complex, the Company believes it is prudent to be conservative with its working capital and balance sheet at this time.
Credit Facility
     On February 23, 2011, the Company entered into a new revolving credit facility through a consortium of banks to, among other things, increase the line of credit to $500 million from $300 million, and to extend the terms until 2016 from 2013. In addition, the credit remains unsecured and certain covenants related to the revolving credit loan agreement have been amended in anticipation of the Company’s future growth. As of January 31, 2011, the Company had no outstanding borrowings under the then existing revolving credit facility, but the Company did have $9.9 million outstanding letters of credit under the credit facility.
-MORE-

Sanderson Farms Reports Results for First Quarter of Fiscal 2011

February 24, 2011
Outlook
     “We believe fiscal 2011 will be a challenging year for Sanderson Farms and our industry,” Sanderson added. “We are already experiencing escalating grain prices, especially for corn, which are at near-record levels. The U.S. Department of Agriculture (USDA) recently reported that corn supplies are at their tightest levels in 15 years.
     “Experience tells us that production adjustments will ultimately balance supply and demand and support market prices that will allow us, over time, to offset higher feed costs. Such adjustments will take time. Despite the challenging environment, we will continue to operate our business with a focus on those things we can control. We remain confident about the future of our business, our balance sheet remains sound, and we look forward to the opportunities ahead in fiscal 2011. As always, our goal is to operate at the top of our industry and deliver long-term value to our shareholders,” Sanderson concluded.
     Sanderson Farms will hold a conference call to discuss this press release today, February 24, 2011, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 5, 2011. Those without Internet access may listen to the call by dialing (888-609-5696), confirmation code 4646738.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Quarterly Reports on Form 10-Q for the quarter ended January 31, 2011, and the following:
(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.
(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.
(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.
(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.
(5) Various inventory risks due to changes in market conditions.
-MORE-

Sanderson Farms Reports Results for First Quarter of Fiscal 2011

February 24, 2011
(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.
(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.
(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.
(9) Changes in the availability and cost of labor and growers.
(10) The loss of any of the Company’s major customers.
(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.
(12) Failure to respond to changing consumer preferences.
(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.
     Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earning, grain prices, supply and demand factors, and other industry conditions.
-MORE-

Sanderson Farms Reports Results for First Quarter of Fiscal 2011

February 24, 2011
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,
	2011	2010
Net sales	$427,732	$420,123
Costs and expenses:
Cost of sales	436,639	378,044
Live inventory adjustment	22,300	0
Selling, general and administrative	20,411	16,360

	479,350	394,404

Operating income (loss)	(51,618)	25,719

Other income (expense):
Interest income	21	5
Interest expense	(456)	(1,132)
Other	29	5

	(406)	(1,122)

Income (loss) before income taxes	(52,024)	24,597
Income tax expense (benefit)	(18,468)	8,780

Net income (loss)	$(33,556)	$15,817

Basic income (loss) per share	$(1.52)	$0.75

Diluted income (loss) per share	$(1.52)	$0.75

Dividends per share	$0.17	$0.15

-MORE-

Sanderson Farms Reports Results for First Quarter of Fiscal 2011

February 24, 2011
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	January 31,	October 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$622	$73,419
Accounts receivable, net	68,871	92,467
Inventories	170,370	153,289
Refundable income taxes	11,465	0
Deferred income taxes	10,975	1,760
Prepaid expenses and other current assets	23,491	24,033

Total current assets	285,794	344,968

Property, plant and equipment	901,782	883,638
Less accumulated depreciation	(400,627)	(389,911)

	501,155	493,727

Other assets	2,603	2,925

Total assets	$789,552	$841,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$88,879	$105,754
Current maturities of long-term debt	1,048	1,048

Total current liabilities	89,927	106,802

Long-term debt, less current maturities	61,908	62,075
Claims payable	2,400	2,100
Deferred income taxes	25,905	24,930
Stockholders’ equity:
Common stock	22,118	22,078
Paid-in capital	128,650	127,580
Retained earnings	458,644	496,055

Total stockholders’ equity	609,412	645,713

	$789,552	$841,620

-END-